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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors of Nationwide Life Insurance Company of America and Contract Owners of Nationwide Provident VLI Separate Account 1:


We consent to the use of our reports for Nationwide Provident VLI Separate Account 1 dated March 31, 2005, for Nationwide Life Insurance Company of America and subsidiaries dated March 28, 2005 and for Provident Mutual Life Insurance Company and subsidiaries dated January 28, 2003, included herein, and to the reference to our firm under the heading "Experts" in the Statement of Additional Information (File No. 333-82613). Our report for Nationwide Life Insurance Company of America and subsidiaries refers to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, in 2004.



KPMG LLP

Columbus, Ohio
April 29, 2005